APPENDIX 2

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MOTOROLA
SMR, INC.

The following table sets forth the name, business address, and principal occupation or employment at the present time for each director and executive officer of Motorola SMR, Inc. Unless otherwise noted, each such person is a citizen of the United States. In addition, unless otherwise noted, each such person's business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

DIRECTORS OF MOTOROLA SMR, INC.


Carl F. Koenemann      President of Motorola SMR, Inc. Executive Vice
                       President and Chief Financial Officer of
                       Motorola, Inc.

Steve P. Earhart       Vice President of SMR, Inc. Senior Vice
                       President and Corporate Director of Finance of
                       Motorola, Inc.

Garth L. Milne         Treasurer of SMR, Inc. Senior Vice President and
                       Treasurer of Motorola, Inc.

EXECUTIVE OFFICERS OF MOTOROLA SMR, INC.
(WHO ARE NOT ALSO DIRECTORS OF MOTOROLA SMR, INC.)

A. Peter Lawson        Secretary of SMR, Inc. Executive Vice President,
                       General Counsel and Secretary of Motorola, Inc.